                                                                    EXHIBIT 3.1

                          ARTICLES OF INCORPORATION

                                      OF

                            AIQ ACQUISITION CORP.

         The undersigned hereby creates a corporation under Chapter 302A of the Minnesota Statutes and adopts the following Articles of Incorporation:

                                  ARTICLE 1
                                     NAME

         The name of the Corporation is AIQ Acquisition Corp.

                                  ARTICLE 2
                              REGISTERED OFFICE

         The address of the registered office of the Corporation is 90 South Seventh Street, Suite 3300, Minneapolis, Minnesota 55402.

                                  ARTICLE 3
                                   CAPITAL

A. The Corporation is authorized to issue forty million (40,000,000) shares of capital stock, having a par value of one cent ($.01) per share in the case of common stock, and having a par value as determined by the Board of Directors in the case of preferred stock, to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine in accordance with the laws of the State of Minnesota.

B. In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversion of the Corporation's outstanding shares.

C. The Board of Directors shall also have the authority to issue rights to convert any of the Corporation's securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights, may be transferable or nontransferable and separable or inseparable from other securities of the Corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

D. Three Hundred Sixty-Five Thousand (365,000) shares of the Corporation's capital stock are hereby designated as "Series B Convertible Preferred Stock," par value $1.00 per share. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Convertible Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

         1. Dividends. No dividends shall be paid on any shares of Series B Convertible Preferred Stock.

         2. Liquidation Preference.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of Series B Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stock holders, before any payment or distribution shall be made on the Common Stock or any other series of Preferred Stock, as the case may be, an amount per share equal to $2.00. If the assets and funds to be distributed among the holders of Series B Convertible Preferred Stock shall be insufficient to permit the payment of the full aforesaid preferential amount to such holders, then the entire assets and funds of the corporation legally available for the distribution shall be distributed among the holders of the Series B Convertible Preferred Stock. After payment has been made to the holders of the Series B Convertible Preferred Stock, the remaining assets of the Corporation available for distribution to the holders of the Common Stock shall be distributed, among the holders of the Series B Convertible Preferred Stock and Common Stock pro rata based on the number of Shares of Common Stock held by each at the time of such liquidation (assuming conversion of all such Series B Convertible Preferred Stock).

         (b) For purposes of this subparagraph 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or the sale or any other corporate reorganization, in which shareholders of the Corporation receive distributions as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the stockholders of the Corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization in which event such consolidation, merger, sale of assets or reorganization shall not be treated as a liquidation, dissolution or winding up.

         3. Conversion. The Series B Convertible Preferred Stock may be converted into shares of the Corporation's Common Stock on the following terms and conditions (the "Conversion Rights"):

         (a) Option to Convert. Holders of the Series B Convertible Preferred Stock shall have the right to convert all or a portion of their shares into units, each unit consisting of one share of Common Stock and one warrant to purchase Common Stock at any time or from time to time upon notice to the Corporation on the terms and conditions set forth herein prior to the date fixed for redemption of such shares.

         (b) Conversion Ratio. Each share of Series B Convertible Preferred Stock may be converted into one (1) unit, each unit consisting of one (1) fully paid and nonassessable share of Common Stock and one (1) warrant to purchase one share of Common Stock (subject to adjustment pursuant to subparagraph 3(d) below). In the event that upon conversion of shares of Series B Convertible Preferred Stock a holder shall be entitled to a fraction of a unit, no fractional unit shall be issued and in lieu thereof the Corporation shall pay to such holder cash equal to the fair value of such fraction of a unit.

         (c) Mechanics of Conversion. Upon the election of a holder of the Series B Convertible Preferred Stock to convert shares of such Preferred Stock, the holder of the shares of Series B Convertible Preferred Stock which are converted shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any authorized transfer agent for such stock and warrants together with a written statement that such holder elects to convert its preferred stock to common stock and warrants. The Corporation or its transfer agent shall promptly issue and deliver at such office to such holder of Series B Convertible Preferred Stock a certificate or certificate for the number of shares of Common Stock to which such holder is thereby entitled and a warrant certificate for the same number of warrants. The effective date of such conversion shall be a date not later than 30 days after the date upon which the holder provides written notice of his election to convert to the Corporation or transfer agent.

         (d) Adjustment of Conversion Rate and Terms of Warrants. If the Corporation shall at any time, or from time to time, effect a change in the number of outstanding shares of Common Stock in the form of a stock split or reverse stock split and not effect a corresponding change of the Series B Convertible Preferred Stock, or if the Corporation at any time or from time to time after the effective date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of units issuable upon conversion of the Series B Convertible Preferred Stock shall be proportionately increased or decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. Also in such event, the terms of the warrants issued or issuable as part of the units shall be proportionately adjusted as to the number of shares to be issued upon the exercise of such warrants and as to the exercise price of such warrants.

         (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this paragraph 3 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.

         (f) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Convertible Preferred Stock and the exercise of the warrants issuable upon the conversion of units, such number of its shares of Common Stock as shall time to time be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock, the Corporation will take such corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (g) Warrants Issuable Upon Conversion. The warrants to be issued as part of the units upon conversion of the Series B Convertible Preferred Stock shall be in a form determined by the Board of Directors and be exercisable until May 15, 2005, at an exercise price of $2.50 per share (subject to adjustment pursuant to Section 3(d) above).

         4. Status of Converted or Reacquired Stock. In case any shares of Series B Convertible Preferred Stock shall be converted pursuant to paragraph 3 hereof, the shares so converted shall cease to be a part of the authorized capital stock of the Corporation.

         5. Voting Rights. Each share of Series B Convertible Preferred Stock entitles the holder to one (1) vote and with respect to each such vote, a holder of shares of Series B Convertible Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of a holder of shares of Common Stock, share for share, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote with holders of Common Stock together as a single class.

         6. Redemption Provisions. Shares of the Series B Convertible Preferred Stock are not redeemable.

         7. Preferences Generally. The Corporation shall not authorize or issue any securities having any rights or preferences senior or preferential to or pari passu with those of the Series B Convertible Preferred Stock without the vote of the holders of a majority of the Series B Convertible Preferred Stock, voting separately as a class, in addition to any other vote required by law.

         8. Notices. Any notice required to be given to holders of shares of Series B Convertible Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the corporation, or upon personal delivery of the aforementioned address.



                                  ARTICLE 4
                              SHAREHOLDER RIGHTS

         A. No shareholder of the Corporation shall have any preemptive rights.

         B. No shareholder of the Corporation shall have any cumulative voting rights.

                                  ARTICLE 5
                                 INCORPORATOR

         The name and address of the incorporator, who is a natural person of full age, is:

                               WILLIAM M. MOWER
                       90 SOUTH 7TH STREET, SUITE 3300
                            MINNEAPOLIS, MN 55402

                                  ARTICLE 6
               WRITTEN ACTION BY LESS THAN ALL OF THE DIRECTORS

         Any action required or permitted to be taken at a Board meeting, other than an action requiring shareholder approval, may be taken by written action of the Board of

Directors if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

                                  ARTICLE 7
                        LIMITED LIABILITY OF DIRECTORS

         To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 7 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                  ARTICLE 8
             BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

         Pursuant to Sections 302A.671, Subd. 1(a) and 302A.673, Subd. 3
(b)(1) of the Minnesota Business Corporation Act, the Corporation elects not to be subject to the provisions of Sections 302A.671 and 302A.673 of the Act.

         IN WITNESS WHEREOF, I have signed my name this 31st day of January, 2001.


                                        /s/ William M. Mower
                                      -----------------------------------
                                      William M. Mower, Incorporator










                                             STATE OF MINNESOTA
                                            DEPARTMENT OF STATE
                                                   FILED

                                                JAN 31 2001

                                             /s/ Mary Kiffmeyer
                                             Secretary of State